UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2020

Global Seed Corporation

(Exact name of registrant as specified in its charter)

Texas	000-55199	27-3028235
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3905, Vanke ITC Center, Changan, Dongguan, China 523845

(Address of Principal Executive Offices)

Registrant’s telephone number: (852) 65533834

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 11, 2020, Mr. Lam Heung Yeung Horace tendered his resignation as a director and Chief Executive Officer of Global Seed Corporation, a Texas corporation (the “Company”), effective immediately. Mr. Lam’s resignation was caused by his personal reasons and not as a result of any disagreement between himself and the Company, its management, the Board of Directors of the Company (the “Board”) or any committee thereunder. On October 14, 2020, the Board appointed Mr. Leung Kwok Hei as a director and the Company’s new Chief Executive Officer, effective immediately.

Mr. Leung Kwok Hei, age 35, served as our Chief Executive Officer and director from June 1, 2018 to September 30, 2019. Mr. Leung joined Agility Health & Wellness Group in the fall of 2016 and has been serving as the executive director since then. Mr. Leung was a sales manager of Amadio Wines China in Dongguang, China from 2013 to 2016. Prior to that, he was an assistant manager of Vancouver Chinatown Merchants Association from 2006 to 2011. Mr. Leung studied Criminology in Simon Fraser University at Vancouver, BC.

There are no family relationships between Mr. Leung and any director or other executive officer of the Company. Except for those disclosed in this report, there are no transactions between Mr. Leung or any member of his immediate families and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission. Further, there is no arrangement or understanding between Mr. Leung and any other persons or entities pursuant to which Mr. Leung was appointed as a director and Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2020	Global Seed Corporation

/s/ Chan Hiu
Name: Chan Hiu
Title: Chief Financial Officer

2